AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997

                                                              Registration No.*

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 HSB GROUP, INC.
             (Exact name of registrant as specified in its charter)

                      Connecticut                          06-1475343
             (State or other jurisdiction of            (I.R.S. Employer
              incorporation or organization)          Identification number)

                    One State Street, Hartford, Connecticut
                            P.O. Box 5024                          06102-5024
              (Address of Principal Executive Offices)             (Zip Code)

                                 HSB GROUP, INC.
                             1985 STOCK OPTION PLAN
                             1995 STOCK OPTION PLAN
                        EMPLOYEES' THRIFT INCENTIVE PLAN
                            (Full Title of the Plans)

                       R. Kevin Price, Corporate Secretary
                                 HSB Group, Inc.
            One State Street, P.O. Box 5024, Hartford, CT 06102-5024
                                 (860) 722-1866
            (Name, address and telephone number, including area code
                              of Agent for Service)


                   CALCULATION OF REGISTRATION FEE
                   -------------------------------

                                 Proposed
                                 Maximum      Proposed
                                 Aggregate    Maximum
                      Amount     Offering     Aggregate      Amount of
Title of Securities    to be     Price per    Offering      Registration
  To be Registered   Registered   Share       Price             Fee
------------------   ----------  --------     --------      ------------
       N/A*            N/A*        N/A*        N/A*            N/A*

* No additional securities are to be registered and the registration fees were paid at the time the original Registration Statements were filed (File Nos. 33-36519, 33-4397 and 333-29605). Therefore, no further registration fee is required.

                                             HSB GROUP, INC.
                                             POST EFFECTIVE AMENDMENT NO. 1 TO
                                             REGISTRATION STATEMENTS ON
                                             FORM S-8

                                                 Explanatory Note

This post-effective amendment to certain Registration Statements on Form S-8 (File Nos. 33-36519, 33-4397 and 333-29605) (the "Registration Statements") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), as a result of the share exchange between The Hartford Steam Boiler Inspection and Insurance Company ("Hartford Steam Boiler") and HSB Group, Inc. (the "Registrant") pursuant to which each outstanding share of Hartford Steam Boiler common stock, without par value (including the associated rights to purchase depositary receipts) ("Hartford Steam Boiler Common Stock") was exchanged for one share of common stock, without par value (including the associated rights to purchase depositary receipts), of the Registrant ("HSB Group Common Stock"). Pursuant to the Agreement and Plan of Share Exchange between Hartford Steam Boiler and Registrant, Registrant assumed each employee benefit plan and program of Hartford Steam Boiler, and each share of Hartford Steam Boiler Common Stock, and each option, unit or right previously issued and outstanding under such plans was converted into an equivalent number of shares, options, units or rights, respectively, of HSB Group Common Stock on the same terms. As a result, The Hartford Steam Boiler Inspection and Insurance Company 1985 and 1995 Stock Option Plans and Employees' Thrift Incentive Plan, the plans subject to this Registration Statement, became The HSB Group, Inc. 1985 and 1995 Stock Option Plans and Employees' Thrift Incentive Plan.

No additional stock options will be granted under the Registrant's 1985 Stock Option Plan. Previously granted stock options, however, remain outstanding and subject to future exercise rights. HSB Group Common Stock may be acquired pursuant to options granted or to be granted under the Registrant's 1995 Stock Option Plan or in connection with participants' investments in the HSB Group, Inc. Stock Fund under the Registrant's Employees' Thrift Incentive Plan.

Except as modified by this amendment, Registrant, as the successor issuer, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) Hartford Steam Boiler's Annual Report on Form 10-K for the year ended December 31, 1996.

(b) Annual Report on Form 11-K filed by The Hartford Steam Boiler Inspection and Insurance Company Employees' Thrift Incentive Plan for its plan year ended December 31, 1996.

(c) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended since the end of the fiscal year covered by Hartford Steam Boiler's annual report referred to in (a) above by Hartford Steam Boiler and Registrant.

(d) The description of the Registrant's Common Stock contained in its registration statement filed on Form 8-B dated June 25, 1997, filed by the Registrant pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and amended, to constitute part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Counsel and Experts

Certain legal matters in connection with the Plans have been passed on by Roberta A. O'Brien, Esquire, Deputy General Counsel to the Company. Ms. O'Brien is eligible to participate in the plans. Ms. O'Brien's current holdings in Registrant common stock consist of the following: 800 shares held directly, approximately 322 shares held through the Registrant's Thrift Incentive Plan and approximately 1,704 shares held through the Registrant's Employee Stock Ownership Plan, and 19,000 presently exercisable stock options.

Item 6.  Indemnification of Directors and Officers

Article 8 of Registrant's Articles of Incorporation provides that to the fullest extent permitted by the Connecticut Business Corporation Act ("CBCA"), no director shall be personally liable to the company or its shareholders for monetary damages for breach of duty as a director in an amount that exceeds the compensation received by the director for serving the company during the year of the violation. This limitation does not apply to a breach of duty of the director which (i) involves a knowing and culpable violation by a director; (ii) enables a director or an associate to receive an improper personal gain; (iii) shows a lack of good faith and a conscious disregard for the duty of the director to a company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the company; (iv) constitutes a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the company; or (v) creates a liability for an unlawful distribution under the CBCA.

Article 9 of the Registrant's Articles of Incorporation provides that the directors and officers of the company will be indemnified to the full extent permitted under the CBCA. As of the date hereof, the CBCA permits a corporation to indemnify its directors and officers against liability (including judgments, settlements, penalties and fines) if such individual acted in good faith, reasonably believed that his or her conduct was in the corporation's best interests and, in the case of criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, the corporation may indemnify a director or officer only for reasonable expenses, and may not indemnify a director who is adjudged liable to the corporation. Indemnification is mandatory when an officer or director is successful in the defense of any proceeding. The CBCA also permits a corporation to pay or reimburse the reasonable expenses incurred by a director who is a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) in advance of the final disposition of such action, suit or proceeding provided that (i) such director affirms in writing such director's good faith belief that the standard of conduct required under the statute has been met; (ii) such director furnishes a written undertaking to repay the corporation if it is ultimately determined that such standard has not been met; and (iii) a determination is made pursuant to the statute that the facts then known would not preclude indemnification under the statute. Provision for such advance of expenses in accordance with the CBCA is included in the Registrant's Articles of Incorporation.

The Company (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under an insurance policy with limits of $25,000,000.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See Exhibit Index attached hereto.

The Registrant hereby undertakes that it will submit or has submitted the Thrift Incentive Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make or has made all changes required by the IRS in order to qualify that plan.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the  Securities  Exchange

Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 18th day of December 1997.

                                 HSB GROUP, INC.
                                 By: /s/ Gordon W. Kreh, President
                                         Gordon W. Kreh, President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

(Signature)                                          (Title)

/s/ Gordon W. Kreh                     President, Chief Executive Officer
Gordon W. Kreh                         and Director

/s/ Saul L. Basch                      Senior Vice President, Treasurer
Saul L. Basch                          and Chief Financial Officer (Principal
                                       Financial Officer and Principal
                                       Accounting Officer)

(Joel B. Alvord)*                      Director

(Richard G. Booth)*                    Director

(Colin G. Campbell)*                   Director

(Richard G. Dooley)*                   Director

(William B. Ellis)*                    Director

(E. James Ferland)*                    Director

(Lois D. Rice)*                        Director

(John M. Washburn, Jr.)*               Director

(Wilson Wilde)*                        Director

*By:     /s/ Robert C. Walker
         Robert C. Walker
         Attorney-in-Fact
         December 18, 1997

The Plan. Pursuant to the requirements of the Securities Act, the plan administrator of the HSB Group, Inc. Employees' Thrift Incentive Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford and State of Connecticut, on the 18th day of December, 1997.

The HSB Group, Inc. Employees' Thrift Incentive Plan

By:  /s/ Jodi L. Lussier
         Jodi L. Lussier, member of HSB Group, Inc. Employees' Thrift Incentive Plan Administrative Committee, the Plan Administrator

                                  EXHIBIT INDEX

EXHIBIT NUMBER                                                     PAGE NO.

4(i)              Articles of Incorporation  of HSB Group Inc.;
                  incorporated by reference to Exhibit 3(i) of Registrant's Form 8-B dated June 25, 1997.

4(ii) By-laws of HSB Group, Inc.; incorporated by reference to Exhibit 3(ii) of Registrant's
                  Form 8-B dated June 25, 1997.

4(iii) Rights Agreement dated November 28, 1988 between The Hartford Steam Boiler
                  Inspection and Insurance Company and The
                  First National Bank of Boston, as Rights
                  Agent; incorporated by reference to Exhibit
                  4(i) to The Hartford Steam Boiler Inspection and Insurance Company's Form 10-K for the year ended December 31, 1995.

4(iv) Instruments defining the rights of holders of long-term debt of the Registrant are not being filed since the total amount of securities authorized under each such instrument does not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant shall furnish copies of such instruments to the Securities and Exchange Commission upon request.

5                 Opinion of Roberta A. O'Brien as to the              10
                  legality of the shares of common stock
                  being registered

23       (a)      Consent of Coopers & Lybrand                         11

         (b) Consent of Roberta A. O'Brien (contained in opinion listed in Exhibit 5)

24                Power of Attorney                                    12